Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of MutualFirst Financial, Inc. on Form S-8 (File Nos. 333-156882 and 333-53600) of our reports dated March 12, 2020, on our audits of the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2019 and 2018, and for the three years ended December 31, 2019, which report is included in this Annual Report on Form 10-K.  We also consent to the incorporation by reference on our report dated March 12, 2020, on our audit of the internal control over financial reporting of MutualFirst Financial, Inc. as of December 31, 2019, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana

March 12, 2020